Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Bancorp:

We consent to the use in this Registration Statement on Form S-3 of our report dated March 15, 2010 with respect to the consolidated financial statements of First Bancorp and its subsidiaries as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, which is included in the Annual Report of First Bancorp as filed on Form 10-K and is incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Elliott Davis, PLLC

Greenville, South Carolina
June 29, 2010